Ex 99.1

Contact:

Sebastien Reyes

Director of Investor Relations

U-Haul Holding Company

(602) 263-6601

Sebastien_Reyes@uhaul.com

U-Haul Holding Company Announces $500 Million Private Placement of Senior Unsecured Notes

RENO, Nev. (August 22, 2024)—U-Haul Holding Company (NYSE: UHAL, UHAL.B), parent of U-Haul International,Inc., Oxford Life Insurance Company,Repwest Insurance Companyand Amerco Real Estate Company, announced today that it has entered into a note purchase agreement to issue $500 million of fixed rate senior unsecured notes (the “Notes”) in a private placement offering with a weighted average interest rate of 5.94% as of the issuance date.

The senior notes consist of four tranches, three totaling $100 million each and another for $200 million. The Series A 5.86% Senior Notes are due August 21, 2032, the Series B 5.91% Senior Notes are due August 21, 2033, the Series C 5.95% Senior Notes are due August 21, 2034, and the Series D 6.00% Senior Notes are due August 21, 2035.

“We entered into our first two private placements in fiscal 2022 to provide fixed cost capital to help fund our growth in new locations,” stated Kevin Harte, Assistant Treasurer of U-Haul Holding Company. “This newest issuance assists with the expansion of the program.”

The notes have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States or any other jurisdiction absent registration or an exemption from the registration requirements of the Securities Act of 1933 and the applicable securities laws of any state or other jurisdiction. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About U-Haul Holding Company

U-Haul Holding Company is the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

About U-Haul

Since 1945, U-Haul has been the No. 1 choice of do-it-yourself movers, with a network of more than 23,000 locations across all 50 states and 10 Canadian provinces. U-Haul Truck Share 24/7 offers secure access to U-Haul trucks every hour of every day through the customer dispatch option on their smartphones and our patented Live Verify technology. Our customers' patronage has enabled the U-Haul fleet to grow to approximately 192,000 trucks, 138,700 trailers and 39,500 towing devices. U-Haul is the third largest self-storage operator in North America and offers 1,024,000 rentable storage units and 88.5 million square feet of self-storage space at owned and managed facilities. U-Haul is the largest retailer of propane in the U.S., and continues to be the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul has been recognized repeatedly as a leading "Best for Vets" employer and was recently named one of the 15 Healthiest Workplaces in America.